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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 3)


                            PEROT SYSTEMS CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                              CLASS A COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   714265 10 5
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 2004*
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]      Rule 13d-1(b)
[ ]      Rule 13d-1(c)
[X]      Rule 13d-1(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of Information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


SEC 1745 (03-00)

* Reflects shares previously owned.

CUSIP NO. 714265 10 5
-------------------------------------------------------------------------------
1.       Name of Reporting Persons.                  Ross Perot
         I.R.S. Identification Nos. Of above persons (entities only)

-------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)  [ ]

         (b)  [ ]
-------------------------------------------------------------------------------
3.       SEC  Use Only


-------------------------------------------------------------------------------
4.       Citizenship Or Place Of Organization

              U.S.
-------------------------------------------------------------------------------
               5.     Sole Voting Power
                                                          44,000

  Number of   ------ ----------------------------------------------------------
    Shares     6.     Shared Voting Power
 Beneficially                                         31,719,100
   Owned by
     Each     ------ ----------------------------------------------------------
   Reporting   7.     Sole Dispositive Power
 Person With:                                             44,000

              ------ ----------------------------------------------------------
               8.     Shared Dispositive Power
                                                      31,719,100

-------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                31,763,100
-------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (11) Excludes Certain Shares
         (See Instructions)

                                                                            [ ]
-------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount In Row (11)
                                                             28.8%
-------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)
                                                             IN-Individual

-------------------------------------------------------------------------------

CUSIP NO. 714265 10 5
-------------------------------------------------------------------------------
1.       Name of Reporting Persons                   HWGA, Ltd.

         I.R.S. Identification Nos. of above persons (entities only) 75-2230653


-------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a) [ ]

         (b) [ ]
-------------------------------------------------------------------------------
3.       SEC  Use Only


-------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

                              Delaware
-------------------------------------------------------------------------------
               5.     Sole Voting Power
                                                             -0-

   Number of  ------ ----------------------------------------------------------
    Shares     6.     Shared Voting Power
 Beneficially                                         31,705,000
   Owned by
     Each     ------ ----------------------------------------------------------
   Reporting   7.     Sole Dispositive Power
 Person With:                                                -0-
              ------ ----------------------------------------------------------
               8.     Shared Dispositive Power
                                                      31,705,000

-------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                                                      31,705,000

-------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (11) Excludes Certain Shares
         (See Instructions)

                                                                [ ]

-------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount In Row (11)
                                                           28.7%

-------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)
                                                             PN Partnership

-------------------------------------------------------------------------------

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                             Date:  February 14, 2005


                                             HWGA, LTD.


                                             By: /s/   Ross Perot
                                                 ------------------------------
                                                      Ross Perot
                                                      Managing General Partner



                                             /s/    Ross Perot
                                             ----------------------------------
                                             ROSS PEROT